Exhibit H

[Form of Placement Agreement]

HSBC Securities (South Africa) Pty Ltd

June 3, 2005

Harmony Gold Mining Company Limited

Suite No. 1

Private Bag X1

Melrose Arch, 2076

South Africa

Ladies and Gentlemen:

Harmony Gold Mining Company Limited, a company incorporated under the laws of the Republic of South Africa (the “Seller”), proposes, subject to the terms and conditions stated herein, to sell ordinary shares, par value ZAR 0.50 each (“Shares”), of Gold Fields Limited, a company incorporated under the laws of the Republic of South Africa (the “Company”), to purchasers procured by, or failing that, to HSBC Securities (South Africa) Pty Ltd (the “Manager”). An aggregate of 30,000,000 Shares (the “Securities”) are to be sold hereunder.

1.	Seller’s Representations and Warranties.

The Seller represents and warrants to, and agrees with, the Manager, as of the date hereof and as of the Closing Date (as defined in Section 3 below) that:

(a)	Corporate power and authority. It has full power under its constitutive documents and applicable law, and all authorizations, approvals, consents and licenses required by it have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform this Agreement; and this Agreement has been duly authorized, executed and delivered by it and is a valid and binding agreement of it enforceable in accordance with its terms;

(b)	No conflicts, etc. The sale and delivery of the Securities to be sold by it hereunder and the compliance by it with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a material default under any agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets;

(c)	Title to the Securities. No person has any conflicting right, contingent or otherwise, to purchase or to be offered any of the Securities; the Seller has valid title to, and the legal right and the power to sell and transfer full beneficial and legal interest in, the Securities, and transfer of the Securities to the purchasers procured by the Manager or to Manager will pass title to such Securities, free and clear of all security interests, liens, encumbrances, equities or other claims together with all rights and advantages now and hereafter attaching to such Securities;

(d)	No manipulation. None of the Seller, any of its affiliates or any person acting on its or their behalf has or will make bids or purchases for the purpose of creating actual or apparent active trading in, or of raising the price of, any Shares or any right to purchase Shares or securities convertible into or exchangeable or exercisable for Shares that is designed to or that has constituted, or that might reasonably be expected to cause or result in, manipulation of the price of any security of the Company;

(e)	No inside information. The Seller does not have actual knowledge of any information (including without limitation any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Company) that is not described in the Company’s most recent annual report or subsequent public information releases (collectively, the “Publicly Available Information”); the Seller has not made any untrue statement of material fact or failed to state a material fact regarding the Company or the Securities to be sold by it hereunder; and the sale of such Securities by it hereunder will not constitute a violation by it of the Insider Trading Act, 1988.

(f)	Non-affiliate status. The Seller is not an affiliate of the Company for the purposes of the U.S. securities laws and the Securities may be freely resold in the United States without registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

2.	Purchase Price and Fees.

Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell and the Manager agrees to procure purchasers for and failing that to purchase the Securities at the greater of (i) a price of US$10.40 per Security (the “Backstop Price”) or (ii) the Resale Price as defined below. The Manager will use its best efforts to procure purchasers of the Securities until June 4, 2005 or a time as otherwise agreed between the Seller and the Manager (the “Pricing Date”) at a price exceeding the Backstop Price (the “Resale Price”). The Resale Price will be agreed between the Manager and the Seller.

The Seller shall pay the Manager a fee equal to (a) 1.80% plus (b) 20% of the excess, if any, of the Resale Price over the Backstop Price, multiplied in both cases by the number of Securities.

3.	Settlement.

Unless otherwise agreed by the parties, completion of the sale and purchase of the Securities will take place in accordance with Section 91A(4) of the South Africa Companies Act 1973 (as amended) on June 10, 2005 (the “Closing Date”), by debit and credit, respectively, through the facilities of STRATE of the Securities to an account or accounts designated by the Manager, against payment by or on behalf of the purchasers procured by the Manager and/or Manager of monies owed by such purchaser and/or by the Manager to the Seller pursuant to Section 2 above, net of any fees owed by the Seller to Manager pursuant to Section 2 above, in same-day funds.

4.	Seller’s Covenants.

(a)	Further Obligations. The Seller covenants and agrees with the Manager that it shall undertake, at its own expense, to execute all such documents and do all such acts and things as the Manager or its assignee may reasonably require in order to give effect to the terms of this Agreement and to enable the sale and purchase of the Securities to be carried out and given full force and effect.

(b)	Lock-up. The Seller covenants and agrees with the Manager that, during the period beginning on the date hereof and ending on 90 days from the date hereof, neither it nor any of its agents, nominees, subsidiary companies or associated companies will offer, sell, contract to sell or otherwise dispose of any Shares, or securities convertible into, exchangeable for or representing the right to receive any Shares, without the Manager’s prior written consent.

5.	Expenses.

Except as may otherwise be provided in this Agreement, each party shall bear its own fees, disbursements, costs and expenses incident to the performance of its obligations hereunder; except that the Seller shall bear all of the costs of stamp duties (including Uncertificated Securities Tax, if any), depositary fees, transfer taxes and duties incident to the sale and delivery of the Securities to purchasers procured by the Manager or to the Manager including any fees related to the creation of American Depositary Shares representing the Securities including costs of pre-release prior to the Closing Date. The agreements and covenants of the Seller in this Section 5 shall survive termination of this Agreement.

6.	Closing Conditions.

The obligations of the Manager hereunder shall be subject to the following conditions:

(a)	Representations and Warranties. All representations and warranties and other statements herein by the Seller are, at and as of the Closing Date, true and correct; and

(b)	No Adverse Change. Prior to the Closing Date, there shall not have occurred any change, or any development involving a prospective change, in the condition,

financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Company’s most recent annual report or subsequent information releases (including, for the avoidance of doubt, the Company’s interim results dated 28 April 2005) issued prior to the Closing Date that, in the sole judgment of the Manager, is material and adverse and that makes it, in the sole judgment of the Manager, impracticable to conduct the placement of the Securities in the manner contemplated herein.

The Manager in its sole discretion may waive any of the foregoing conditions. If any condition to the Manager’s obligations has not been satisfied prior to delivery of and payment for the Securities on the Closing Date, and the Manager has not elected to waive that condition, the Manager may elect, in its sole discretion, to terminate this Agreement. Sections 5, 7, 10 and 12 shall survive any such termination.

7.	Indemnity.

(a)	Indemnity. The Seller will indemnify and hold harmless the Manager against any losses, claims, damages or liabilities to which the Manager may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) relate to or arise out of any breach or alleged breach of the representations and warranties, covenants or other undertakings of the Seller in this Agreement, other than any losses, claims, damages or liabilities that result from the Manager’s bad faith or gross negligence; and the Seller agrees to reimburse the Manager for any legal or other expenses (including counsel’s fees) reasonably incurred by the Manager in connection with investigating or defending any such action or claim as such expenses are incurred.

(b)	Scope. The obligations of the Seller under this Section 7 shall be in addition to any liability which the Seller may otherwise have and shall extend, upon the same terms and conditions, to the directors, officers, employees and controlling persons within the meaning of the Securities Act, as the case may be, of the Manager and each of its affiliates within the meaning of the Securities Act (and shall include the partners of any such affiliate).

8.	No Disclosure, Etc.

Prior to the Closing Date, with the exception of the disclosure to be set forth by Seller in its amended Schedule 13D to be filed with the Securities and Exchange Commission and except as otherwise may be required by applicable law or regulation, the transactions contemplated by this Agreement may not publicly be disclosed to any third party (excluding Seller’s legal and financial advisors) or otherwise publicly referred to by the Seller without the prior written consent of the Manager.

9.	Survival of Representations, Etc.

The respective indemnities, agreements, representations, warranties and other statements of the Seller and the Manager, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect and shall survive delivery of and payment for the Securities.

10.	Notices

All statements, requests, notices and agreements hereunder shall be in writing, and shall be delivered or sent by mail or facsimile transmission, if to the Manager to 8 Canada Square, E14 5HQ, Attention: Russell Julius, fax: 020 7991 4426; and, if to the Seller to Harmony Gold Mining Company Limited, Suite No. 1, Private Bag X1, Melrose Arch, 2076, South Africa, Attention: Marian van der Walt, fax: +27 (11) 692-3879. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

11.	Successors, Assigns, Etc.

This Agreement shall be binding upon, and inure solely to the benefit of, the Manager and the Seller and, to the extent provided herein, any directors, officers, employees, controlling persons or affiliates of the Seller, the Manager, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

12.	Governing Law.

This Agreement shall be governed by and construed in accordance with English law. A person who is not a party to this Agreement, except with respect to Section 7 above, has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any form of this Agreement. This Agreement may be rescinded, varied or amended in any way and at any time by the parties to this Agreement without the consent of the persons contemplated by Section 7 hereof.

Time shall be of the essence in this Agreement.

13.	Counterparts

This Agreement may be executed by any one or both of the parties hereto in any number of counterparts and via facsimile, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement among the Seller and the Manager.

Very truly yours,

HSBC SECURITIES (SOUTH AFRICA) PTY LTD

By:
Name:
Title:

Accepted as of the date hereof:

HARMONY GOLD MINING COMPANY LIMITED

By:
Name:
Title: